FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter and Nine-Months Ended September 30, 2008 and Declares Quarterly Dividend

St. Louis, MO., October 22, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and nine-months ended September 30, 2008.

Sales for the third quarter of 2008 were $24.9 million, increasing 1.1% over the $24.7 million reported for the third quarter of 2007. Income from operations and net income were essentially unchanged at $5.2 million and $3.1 million, respectively. Diluted earnings per share for the third quarter of 2008 were $0.39, an increase of 11.4% over the $0.35 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.02 for quarters ended September 30, 2008 and 2007, respectively. Diluted shares outstanding for the quarter declined 8.7% to 8.0 million primarily due to the repurchase of one million shares by the Company in August 2007.

For the nine months ended September 30, 2008, sales were $75.2 million, increasing 4.0% over the $72.4 million reported in the prior year period. Income from operations decreased 4.8% to $14.9 million from $15.7 million in the prior year nine-month period. Net income was $9.1 million, decreasing 3.1% from $9.4 million in the prior year. Diluted earnings per share were $1.11 for the nine months ended September 30, 2008, an increase of 7.8% from $1.03 in the same period of 2007. Diluted earnings per share were affected by equity compensation expense of $0.08 and $0.05 for the nine months ended September 30, 2008 and 2007, respectively. Diluted shares outstanding for the nine months ended September 30, 2008 declined 10.2% to 8.2 million primarily due to the repurchase of one million shares by the Company in August 2007.

The sales increase this quarter reflects continued solid overall demand for our consumable products, which offset weaker demand for our diagnostic product line. Sales of our consumable products which include preventive, infection control, applicator and homecare product lines posted healthy gains. The sales shortfall in our diagnostic product line was principally due to lower government and international sales and a lower conversion rate for outstanding proposals, as some dentists deferred purchases. A weaker U.S. dollar also provided a benefit to sales of approximately $123,000.

The Company completed its third facility consolidation this year, with one final facility consolidation expected prior to year end. We also plan to introduce several new products in the fourth quarter and continue to evaluate acquisitions and other opportunities to expand our product offering.

Overall, we were encouraged by the results of the quarter and believe the results reflect solid underlying demand for our products as we make progress in creating a strong platform for future growth. We will continue to carefully monitor the weakening economy for any potential impact on our business and we remain confident of our ability to successfully manage the business through a challenging environment. As we approach the end of the year, we will continue to aggressively pursue the opportunities in front of us and remain optimistic about our prospects for 2009.

The Company also announced that on October 20, 2008 the Board of Directors declared a quarterly dividend of $0.04 per share payable on December 15, 2008 to all shareholders of record on November 14, 2008.

A conference call has been scheduled for Thursday, October 23, 2008 at 11:00 a.m. Central Time and can be accessed through InterCall at http://tinyurl.com/4hwm64 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures, and markets supplies and equipment used by dentists, dental hygienists, dental assistants, and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

- MORE -

Young Innovations, Inc.
Consolidated Statements of Income
(In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

Net Sales	$ 24,922	$ 24,652	1.1%	$ 75,220	$ 72,361	4.0%
Cost of Goods Sold	$ 11,759	11,900	-1.2%	$ 35,328	33,675	4.9%
Gross Profit	$ 13,163	$ 12,752	3.2%	$ 39,892	$ 38,686	3.1%
% of Net Sales	52.8%	51.7%		53.0%	53.5%

Selling, General and Administrative Expense	$ 7,955	7,601	4.7%	$ 24,962	23,005	8.5%
% of Net Sales	31.9%	30.8%		33.2%	31.8%

Income from Operations	5,208	5,151	1.1%	14,930	15,681	-4.8%
% of Net Sales	20.9%	20.9%		19.8%	21.7%

Interest expense, net	324	358		1,069	761
Other (income) expense, net	(18)	33		(383)	51

Income Before Taxes	4,902	4,760	3.0%	14,244	14,869	-4.2%

Provision for Income Taxes	1,754	1,685		5,164	5,501

Net Income	$ 3,148	$ 3,075	2.4%	$ 9,080	$ 9,368	-3.1%
% of Net Sales	12.6%	12.5%		12.1%	12.9%

Basic Earnings Per Share	$ 0.40	$ 0.36	11.1%	$ 1.13	$ 1.05	7.6%

Basic Weighted Average Shares Outstanding	7,915	8,600		8,062	8,928

Earnings Per Share (Diluted)	$ 0.39	$ 0.35	11.4%	$ 1.11	$ 1.03	7.8%

Diluted Weighted Average Shares Outstanding	8,013	8,773		8,153	9,082

Young Innovations, Inc.
Consolidated Balance Sheet
September 30, 2008 and December 31, 2007
(In Thousands)

	(Unaudited)
	September 30	December 31
Assets	2008	2007
Current assets
Cash	$ 957	$ 528
Accounts receivable, net	12,117	13,074
Inventories	16,195	14,381
Other current assets	3,925	4,878
Total current assets	33,194	32,861

Property, plant and equipment, net	32,739	32,992
Goodwill	80,347	77,511
Intangible assets	10,735	11,133
Other assets	3,975	4,271

Total assets	$ 160,990	$ 158,768

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 10,295	$ 7,370
Total current liabilities	10,295	7,370

Long-term debt	33,023	36,646
Long-term secured borrowing	1,739	-
Deferred income taxes	11,410	11,414
Total liabilities	56,467	55,430

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,991	25,024
Retained earnings	130,743	122,631
Common stock in treasury, at cost	(51,307)	(44,595)
Accumulated other comprehensive income	(6)	176
Total stockholders' equity	104,523	103,338

Total liabilities and stockholders' equity	$ 160,990	$ 158,768